                                                                    EXHIBIT 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

April 11, 2002

Ladies and Gentlemen:

We have read paragraphs one through three of Item 4 included in the Form 8-K dated April 11, 2002 of SouthTrust Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,



/s/ Arthur Andersen LLP

Cc: Mr. Alton E. Yother, SouthTrust Corporation